Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of World Wrestling Entertainment, Inc. and subsidiaries, and the effectiveness of World Wrestling Entertainment Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of World Wrestling Entertainment, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

April 27, 2012